EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-177366 on Form S-8 of our reports dated April 16, 2015 relating to the consolidated financial statements and financial statement schedule of Renren Inc., its subsidiaries, its variable interest entity and the subsidiaries of its variable interest entity (collectively, the "Group"), and the effectiveness of the Group's internal control over financial reporting, appearing in this Annual Report on Form 20-F of Renren Inc. for the year ended December 31, 2014.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People's Republic of China

April 16, 2015